INDEX TO EXHIBITS


Exhibit No.       Description
-----------       -----------
99.1        (1)   Certificate of Trust -
                  Berkshire Capital Investment Trust

99.2        (1)   Certificate of Amendment of Certificate of Trust
                  Berkshire Capital Investment Trust

99.2.1 Certificate of Amendment of Certificate of Trust Berkshire Capital Investment Trust

99.3        (1)   Declaration of Trust -
                  Berkshire Capital Investment Trust

99.4        (1)   Certificate of Consent of the Trustees of the
                  Berkshire Capital Investment Trust

99.5        (1)   Investment Advisory Agreement

99.6        (1)   Administration Agreement

99.7        (1)   Transfer Agent Agreement

99.8        (1)   Subscription Agreements

99.9        (1)   Reimbursement Agreement

99.10             Consent of Independent Auditors

99.11             Inapplicable

99.12             Addendum to Declaration of Trust
                  Berkshire Capital Investment Trust

99.13             Custody Agreement with Fifth Third Bank

99.14             Administration Agreement with
                  Mutual Shareholder Services

99.15.1           Financial Data Schedule
                  December 31, 1997

99.15.2           Financial Data Schedule
                  June 30, 1998


(1) Previously filed on June 30, 1997, with Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-1A and incorporated herein by reference.



ITEM 25. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH
         REGISTRANT.

         No person is directly or indirectly controlled by or under common control with the Registrant.


ITEM 26. NUMBER OF HOLDERS OF SECURITIES.

         As of November 2, 1998, there were 12 holders of the shares of beneficial interest of the Berkshire Capital Growth & Value Fund series of Registrant.


ITEM 27. INDEMNIFICATION.

Under section 3817(a) of the Delaware Business Trust Act, a Delaware business trust has the power to indemnify and hold harmless any trustee, beneficial owner or other person from and against any and all claims and demands whatsoever. Reference is made to sections 5.1 and 5.2 of the Declaration of Trust of Berkshire Capital Investment Trust (the "Trust") (Exhibit 99.3) pursuant to which no trustee, officer, employee or agent of the Trust shall be subject to any personal liability, when acting in his or her individual capacity, except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duties. The Trust shall indemnify each of its trustees, officers, employees and agents against all liabilities and expenses reasonably incurred by him or her in connection with the defense or disposition of any actions, suits or other proceedings by reason of his or her being or having been a trustee, officer, employee or agent, except with respect to any matter as to which he or she shall have been adjudicated to have acted in or with bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duties. The Trust will comply with Section 17(h) of the Investment Company Act of 1940, as amended (the "1940 Act") and 1940 Act Releases number 7221 (June 9, 1972) and number 11330 (September 2,
1980).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Trust pursuant to the foregoing, the Trust has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore may be unenforceable. In the event that a claim for indemnification (except insofar as it provides for the payment by the Trust of expenses incurred or paid by a trustee, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the Trust by such trustee, officer or controlling person and the Securities and Exchange Commission is still in the same opinion, the Trust will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Indemnification provisions exist in the Investment Advisory and Administration Agreement under the headings "Limitation of Liability" which are identical to those in the Declaration of Trust noted above.


ITEM  28. BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT
          ADVISER.

          (a)   Inapplicable

          (b)   Inapplicable


ITEM  29. PRINCIPAL UNDERWRITER.

          (a)   Inapplicable

          (b)   Inapplicable

          (c)   Inapplicable


ITEM  30. LOCATION OF ACCOUNTS AND RECORDS.

          Accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder will be maintained by the Registrant at its offices located at 475 Milan Drive, Suite #103, San Jose, California 95134 or at the offices of the Registrant's transfer agent located at 1301 East Ninth Street, Suite 3600, Cleveland, Ohio 44114.


ITEM  31. MANAGEMENT SERVICES NOT DISCUSSED IN PARTS A AND B.

          Inapplicable


ITEM  32. UNDERTAKINGS.

          (a)   Inapplicable

          (b)   Inapplicable

          (c) The Registrant undertakes that, if so requested, it will furnish each person to whom a prospectus is delivered with a copy of Registrant's latest annual report to shareholders without charge.